EXHIBIT 11


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


                                 XILINX, INC.
               STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share amounts)

                                          Three Months Ended

                                          June 29,   July 1,
                                             1996       1995
                                          ---------  --------
PRIMARY
Weighted average number of
     common shares outstanding               72,176    70,497
Incremental common shares
     attributable to outstanding options      6,768     6,992
                                          ---------  --------
Total shares                                 78,944    77,489
                                          =========  ========
Net income                                $  32,492  $  5,548
                                          =========  ========
Net income per share                      $    0.41  $   0.07
                                          =========  ========

FULLY DILUTED
Weighted average number of
     common shares outstanding               72,176    70,497
Incremental common shares
     attributable to outstanding options      6,768     7,591
                                          ---------  --------
Total shares                                 78,944    78,088
                                          =========  ========
Net income                                $  32,492  $  5,548
                                          =========  ========
Net income per share                      $    0.41  $   0.07
                                          =========  ========
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